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                                                                    EXHIBIT 99.1


                                [EVI LETTERHEAD]


EVI ANNOUNCES THE COMPLETION OF TCA ACQUISITION

August 6, 1996, Houston, Texas -- Energy Ventures, Inc. (NYSE-EVI) today announced that it had completed the previously announced acquisition of Tubular Corporation of America ("TCA"), a manufacturer of premium casing used in oil and gas exploration and development. The transaction closed on Monday, August 5, 1996 with EVI issuing 500,000 shares of its common stock and $15 million in cash to the previous owners of TCA. In addition, EVI assumed approximately $15 million of Existing TCA debt.

The TCA line of premium casing products will be integrated with the existing line of engineered connections and premium tubulars currently manufactured and marketed by EVI's tubular subsidiary, Grant Prideco. Premium casing are wide diameter seamless tubulars whose chemistry, molecular structure and engineered connections are designed to withstand pressure, temperature and corrosion such as can be encountered in hostile downhole conditions, typically found in deep offshore and gas wells worldwide.

EVI is an international oilfield service and equipment company with manufacturing and rig operations in nine countries. The Company manufactures drill pipe and premium tubulars, production equipment and provides rig contracting services.


Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400